Entergy Corporation
500 Clinton Center Drive
Clinton, MS  39056

Exhibit 99.1

News
Release

Date:	April 19, 2006

For Release:	Immediate

Contact:	Yolanda Pollard (Media) (504) 576-4238 ypollar@entergy.com	Michele Lopiccolo (Investor Relations) (601) 339-2816 mlopicc@entergy.com

Entergy Provides Preliminary First Quarter Earnings Guidance

Clinton, Miss. - Entergy Corporation (NYSE: ETR) today indicated that it expects first quarter 2006 as-reported earnings of approximately $0.91 per share and first quarter operational earnings of approximately $0.88 per share. As-reported results, which are prepared in accordance with generally accepted accounting principles, are comprised of operational earnings (described below) and special items.

First quarter as-reported 2006 earnings will include two special items to reflect 1) the quarterly results of Entergy New Orleans, Inc. (ENOI); and 2) the quarterly results of Entergy's competitive retail business. ENOI's results are being reported as a special item beginning in 2006 given the uncertainty that remains for this business as it works toward emerging from bankruptcy. Competitive retail losses are also being reported as a special item following Entergy's previously-announced decision to pursue the sale of this business.

First quarter 2006 operational earnings are expected to be higher compared to first quarter 2005, when Entergy reported operational earnings of $0.80 per share, due to higher results at Utility, Parent and Other and Entergy Nuclear. The higher results at Utility, Parent and Other are due primarily to:

  higher revenues due to pricing from previous rate actions and higher wholesale sales, accretion from the share repurchase program which was suspended in September 2005 after Hurricane Katrina

Partially offsetting these factors were a modest increase in operation and maintenance expense and higher interest expense in the current period. The higher interest expense resulted from additional borrowings to fund significant storm restoration costs associated with Hurricanes Katrina and Rita. In addition, milder than normal weather negatively impacted Utility, Parent and Other results during the first quarter of 2006.

Entergy Nuclear's higher results came from higher revenues due primarily to:

  fewer outage days in first quarter 2006,
  higher energy pricing compared to one year ago,
  power uprates completed since first quarter 2005

Operational results at Entergy's non-nuclear wholesale assets business are expected to be slightly lower in the current period compared to first quarter 2005.

Entergy affirmed previously issued as-reported earnings guidance for 2006 to be in the range of $4.78 to $5.08 per share, and operational earnings guidance in the range of $4.50 to $4.80 per share.

Finally, Entergy noted that the outcome of regulatory and other events related to the effect of Hurricanes Katrina and Rita and the bankruptcy proceeding for ENOI, occurring prior to the filing of its Form 10-Q, could trigger subsequent event(s) disclosure and result in material changes to Entergy's reported results of operations for the reporting period. Examples of such events include the finalization of insurance proceeds, the impact of regulatory decisions and/or ENOI's pending bankruptcy proceeding.

  A teleconference will be held on May 2, 2006 at 10:00 a.m. CDT to discuss Entergy's first quarter 2006 earnings announcement, and may be accessed by dialing (719) 457-2621 no more than 15 minutes prior to the start of the call. The confirmation number is 6287406. Internet users may also access the teleconference and view presentation slides by visiting Entergy's website at www.entergy.com/webcasts. For seven days following the teleconference, a tape delay will be available and may be accessed by dialing (719) 457-0820. The confirmation number is the same.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Entergy has annual revenues of over $10 billion and approximately 14,000 employees.

Additional investor information can be accessed online at

www.entergy.com/earnings

In this release and from time to time, Entergy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in these statements. Some of those factors include, but are not limited to the risk factors discussed in our Form 10-K as well as the following factors: resolution of pending and future rate cases and negotiations and other proceedings at local and federal regulatory agencies, Entergy's ability to manage its operation and maintenance costs, the performance of Entergy's generating plants, and particularly the capacity factor at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities, the ability to hedge, sell power forward or otherwise reduce the market price risk associated with those facilities, the ability to meet credit support requirements, and the prices and availability of power Entergy must purchase for its utility customers, uncertainty regarding establishment of sites for spent nuclear fuel storage and disposal, Entergy's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, changes in the financial markets, particularly those affecting the availability of capital and Entergy's ability to refinance existing debt, execute its share repurchase program, and fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, general corporate ratings, and the rating agencies' ratings criteria, changes in environmental, tax, and other laws, the economic climate, changes in inflation, interest rates, and foreign currency exchange rates, changes in accounting standards, corporate governance, and security law requirements, Entergy's ability to purchase and sell assets at attractive prices and on other attractive terms, volatility and changes in markets for electricity, natural gas, uranium, and other energy-related commodities, changes in utility regulation and in regulation of the nuclear industry, resolution of pending or future applications for license extensions or modifications of nuclear generating facilities, the potential effects of threatened or actual terrorism and war, the effects of Entergy's strategies to reduce tax payments, Entergy's ability to attract and retain talented management and directors, the effects of litigation and weather, and uncertainties associated with efforts to remediate the effects of Hurricanes Katrina and Rita and recovery of costs associated with restoration including Entergy's ability to obtain financial assistance from governmental authorities in connection with these storms, the outcome of the Chapter 11 bankruptcy proceeding of Entergy New Orleans, Inc. and the impact, if any, of this proceeding on other Entergy companies.